EXHIBIT 23.1

The Stockholders, Members and Owners
Taylor Acquisition Group

We consent to the inclusion of our report dated May 21, 1996, with respect to the combined balance sheets of Taylor Acquisition Group as of December 31, 1995 and 1994, and the related statements of income, stockholder's equity, and cash flows for each of the years in the two-year period ended December 31, 1995, which report appears in the Form 8-K of Dawson Production Services, Inc. dated October 11, 1996

Chapman, Williams & Co.
Certified Public Accountants

Carthage, Texas
October 11, 1996